Exhibit 99.1

Lear Corporation Increases Sales Backlog to $4 Billion

     SOUTHFIELD, Mich., January 9, 2003 — Lear Corporation (NYSE: LEA) today announced that it has increased its five-year sales backlog of new business from $3.6 billion for the 2002 through 2006 period to $4 billion for 2003 through 2007.

     Major areas of growth include a recently awarded Total Interior program from a major OEM, cockpit and instrument panel programs, electrical and electronics systems and new business with Asian OEMs.

     “The total interior capability that Lear has developed in recent years coupled with our reputation for excellence in quality and delivery has recently led to several significant new business awards,” said Bob Rossiter, chairman and chief executive officer of Lear Corporation.

     He continued, “The increase in the sales backlog illustrates that our strategy to achieve sales growth by leveraging our global product portfolio is working.”

     For further information on Lear, you are invited to join a Live Audio Webcast of the company’s latest presentation to automotive analysts at the 2003 Detroit Automotive Conference in Dearborn on Thursday, January 9, 2003 at 5:15 p.m. EST. This call is being webcast by CCBN and can be accessed at the corporate website at www.lear.com.

     Lear Corporation, a Fortune 150 company headquartered in Southfield, Mich., USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. With annual net sales of $13.6 billion in 2001, Lear ranks as the world’s largest automotive interior supplier and the world’s fifth-largest automotive supplier. The company’s world-class products are designed, engineered and manufactured by over 115,000 employees in more than 300 facilities located in 33 countries. Information about Lear and its products is available on the Internet at www.lear.com.

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